QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.23

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of November 11, 2002 by and between AMERIVISION COMMUNICATIONS, INC., an Oklahoma corporation (the "Company5') and ROBERT COOK ("Executive ").

        IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

        1.    Employment.    The Company hereby agrees to employ Executive as its President and Chief Executive Officer and Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement.

        2.    Term.    The period of employment of Executive by the Company under this Agreement (the "Initial Term") shall commence on November 11, 2002 (the "Commencement Date") and shall continue through November 10, 2003. Unless one party provides the other thirty days Notice of Termination or the parties mutually agree to non-renewal of this Agreement, the Agreement shall be automatically renewed for two additional periods of twelve (12) months (the "Extended Terms"). The Employment Period and the Extended Terms, if any shall collectively constitute the "Employment Period." The Employment Period may be terminated before the end of the initial Term or the Extended Terms, if any, in accordance with Section 6 of this Agreement.

        3.    Position and Duties.    During the Employment Period, Executive shall report directly to the Chairman of the Company's board of directors (the "Chairman"). Executive shall have those powers and duties normally associated with the position of a President and Chief Executive Officer. Executive shall devote substantially all of his working time, attention and energies (other than absences due to illness or vacation) to the performance of his duties for the Company. Notwithstanding the above, Executive shall be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities under this Agreement or violate Sections 9(a), (b) or (c) oft s Agreement, to (i) manage Executive's personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees and (iii) subject to the approval of the board of directors of the Company (the "Board"), serve on the board of directors or other similar governing body of any other corporation or other business entity or trade organization.

        4.    Place of Performance.    The principal place of employment and performance of duties by Executive shall be at the Company's principal executive offices in Oklahoma City Oklahoma. The Executive shall be permitted to commute between San Antonio, Texas and Oklahoma City, Oklahoma for up to six (6) months of the Initial Term and thereafter, unless otherwise approved by the Chairman, shall be required to reside in the greater Oklahoma City metropolitan area.

        5.    Compensation and Related Matters.

          (a)  Base Salary. During the Initial Term, the Company shall I pay Executive a base salary at the rate of $180,000 per year ("Base Salary"). Executive's Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices. Executive's Base Salary shall be subject to increase, but not decrease, pursuant to annual review by and in the discretion of the Board or on about the end of anniversaries of the Commencement Date. Such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

          (b)  Annual Incentive Bonus. Executive shall have a target annual incentive bonus of 60% of Base Salary, contingent upon meeting written performance goals established by the Board. The performance goals shall be based, at least in part, on the Company's revenues and other similar specifically measurable items to be determined as of the end of he Company s fiscal year or as of such other designated e as the Board may establish. Executive shall submit propose performance goals for his annual incentive bonus to he Board within the first forty-five (45) days of the Initial

  Term and the Extended Terms, if any, and the final performance goals shall be established by the Board and provided to Executive within forty-five (45) days thereafter. The annual incentive bonus, if any, shall be paid to Executive within thirty (30) days following the end of the Company's fiscal year or other designated time for performance.

          (c)  Stock Grant. The Company shall transfer to Executive, five thousand (5,000) shares of Company Common Stock (the "Stock") on each anniversary of the Commencement Date during the Employment Period, for a total of up to fifteen thousand (15,000) shares of Stock, subject to the terms of an agreement regarding the repurchase of the S o k a he end of the Employment Period to be submitted to executive as soon as practicable after the Commencement Date and to be effective as of the date of this Agreement. In connection with the transfer of the Stock, Executive shall make a timely election to include in gross income the value of the Stock on the date of grant pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"). Upon notification from Executive that he has made such election, the Company shall pay to Executive an additional payment in an amount necessary to cause the net amount of such payment that is retained by Executive after the calculation and deduction of any federal, state and local income taxes and employment taxes on such payment to be equal to Executive s income taxes attributable to the Stock and Executive's decision under Section 83(b) of the Code in connection with the Stock.

          (d)  Expenses. The Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to executive officers of the Company or, alternatively, as approved by the Chairman.

          (e)  Vacation. Executive shall be entitled to three (3) weeks of paid vacation during the Initial Term and four (4) weeks of paid vacation during each of the Extended Terms, if any.

          (f)    Welfare. Pension and Incentive Benefit Plans Related Benefits. During he Employment Period, Executive (and his spouse and/or dependents to the extent provided the applicable plans and programs) shall be entitled to participate in and be covered under any welfare benefit plans o programs maintained by the Company from time to time for the benefit of its similarly situated employees pursuant to the terms of such plans and programs, including, without limitation, any medical, life, hospitalization, dental, disability, accidental death and dismemberment and other insurance plans and programs. During the Employment Period, Executive shall also be eligible to participate in any pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of similarly situated employees. In addition, the Company shall pay Executive a medical coverage supplement in the amount of $2,458 per year, subject to increase or decrease as required in connection with modifications, if any, to the Company s group medical coverage. The Company's shall also pay up to $1,200 per year in premiums for an insurance policy on Executive's life with a death benefit up to $300,000. Executive shall be the owner of and have the right at all times to designate the beneficiary on such life insurance policy.

          (g)  Signing Bonus. The Company shall pay Executive a Signing Bonus in a gross amount of 24,000. The Signing Bonus shall be payable in six (6) equal installments on the Company's regular paydays beginning with the first pay day in the seventh (7th) month of the Initial Term provided that no installment of the Signing Bonus shall be paid unless the Board determines, in its sole discretion that such payment would be prudent and consistent with good business practice at that time based on the Company's profitability and cash flow.

          (h)  Relocation, Temporary Housing and Related Items. The Company shall reimburse Executive for reasonable, out-of-pocket expenses incurred in connection with closing costs and realtor's fees on the sale of his current residence in San Antonio, Texas (the "Sale Expenses"). The Company shall also pay to relocate the Executive's residence to the greater Oklahoma City, Oklahoma metropolitan area, including moving costs of his house hold belongings and related expenses necessary to efficiently affect Executive's relocation of his household belongings (collectively, the "Relocation Payment"). The Relocation Payment shall be based on quotes obtained from no fewer than three (3) professional moving companies and shall be subject to approval by the Chairman. No reimbursement of the Sale Expenses or payment of the Relocation Payment will be made for expenses incurred after the end of the sixth (6) month of the Initial Term unless specifically authorized by the Board. In the event Executive voluntarily leaves his employment with he Company or is terminated for "Cause" (as such term is hereafter defined), prior to the end of the Initial Term Executive shall repay the Company an amount equal to the Sales Expenses and Relocation Payment, within thirty (30) days after his termination of employment. During the first six (6) months of the Initial Term, the Company shall allow Executive use of its corporate apartment and all furniture and facilities connected with such apartment as temporary housing pending relocation of his residence. During the same period, pending relocation of his residence, the Company shall allow Executive access to, and maintain for his business and personal use, a 1997 Cadillac automobile currently owned by the Company. A similar vehicle will be provided in the event the Cadillac becomes unavailable. Executive shall also be reimbursed for up to one economy class airline ticket per week for round-trip travel between San Antonio, Texas and Oklahoma City, Oklahoma during the first six (6) months of the Initial Term or until Executive relocates his residence, whichever occurs earlier. Such airline tickets may be used by Executive or his spouse, at his option.

        6.    Termination.    Executive's employment under this Agreement may be terminated during the Employment Period under the following circumstances:

          (a)  Death. Executive's employment under this Agreement shall terminate upon his death.

          (b)  Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been substantial unable to perform his duties under this Agreement (with or without reasonable accommodation, as defined under the Americans With Disabilities Act), for a period of six (6) consecutive months, and the Company shall have the right to terminate Executive's employment under this Agreement for "Disability", by providing a thirty (30) day Notice of Termination to Executive pursuant to Section 7(a) and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement by the Company.

          (c)  Cause. The Company shall have the right to terminate Executive's employment at any time for Cause and such termination in and of itself shall not be, nor shall it be deemed to be, a reach of this Agreement by the Company. For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment upon:

            (i)    Executive's conviction of a felony by a federal or state court of competent jurisdiction; or

            (ii)  an act of dishonesty taken by Executive which results or is intended to result in proper personal enrichment of Executive and/or expense to the Company;

            (iii)    an act of moral turpitude which substantially impairs Executive's ability to a function as the Company's President and Chief Executive Officer and/or which substantially and negatively pacts Board's and/or the Chairman's confidence in Executive or

            (iv)  Executive's failure to follow a direct, reasonable and lawful order from the Board and/or the Chairman, within the reasonable scope of Executive's duties, which failure, if curable, is not cured within fifteen (15) days.

  Cause shall not exist under paragraphs (i), (ii), (iii) or (iv) above unless and until the Company has delivered to Executive a copy of a resolution duly adopted by not less than three-fourths (3/4) of the Board (excluding Executive) at a meeting of the Board called and held for such purpose finding that in the good faith opinion of the Board Executive was guilty of the conduct set forth in paragraphs (i), (ii), (iii) or (iv) and specifying the particulars thereof in detail. Such resolution may be sent to Executive prior to or contemporaneously with a Notice of Termination under Section 7(a).

          (d)  Voluntarily or Without Cause. Executive shall have the right to voluntarily terminate his employment or the Company shall have the right to terminate Executive's employment under this Agreement without Cause by providing the other with a thirty (30) day Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach oft s Agreement.

        7.    Termination Procedure.

          (a)  Notice of Termination. Any termination of Executive's employment by the Company or by Executive during the Employment Period (other than termination due to death pursuant o Section 6(a) shall be communicated by written Notice of Termination to the other party in accordance with Section 12. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

          (b)  Date of Termination. "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death (ii) if Executive's employment is terminated for Disability pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) period), ('ii) if Executive's employment is terminated for Cause pursuant to Section (c) the date the Notice of Termination is sent to Executive, or (iv) if Executive's employment is terminated for any reason pursuant to Section 6(d), thirty (30) days after one party sends Notice of Termination to the other or such later termination date as is set forth in such Notice of Termination.

        8.    Compensation Upon Termination or During Disability.    In the event of Executive's Disability or termination of his employment under this Agreement during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below. Executive acknowledges and agrees that the payments set forth in this Section 8, and the other agreements and plans referenced in this Agreement, constitute the sole compensation and damages for termination of his employment during the Employment Period. Executive also agrees that the Company shall have the right to deduct any amounts owed by Executive to the Company for any reason, including, without limitation, due to Executive's misappropriation of Company funds, from the payments set forth in this Section 8.

          (a)  Disability. During any period that Executive fails to perform his duties under Agreement as a result of incapacity due to physical or mental illness ("Disability Period'), Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b). In the event Executive's employment is terminated for Disability pursuant to Section 6(b):

            (i)    the Company shall pay to Executive (A) his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, an (B) provide Executive with disability benefits pursuant to the terms of any Company disability programs;

            (ii)  the Company shall reimburse Executive pursuant to Section 5(d)for reasonable business expenses incurred, but not paid, prior to such termination of employment; and

            (iii)    Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

          (b)  Termination By Company without Cause. If Executive's employment is terminated by the Company without Cause:

            (i)    the Company shall pay to Executive (A) his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) Severance Pay, in equal monthly installments or a lump sum at the Company's discretion, according to the following schedule:

Length of Employment	Months of Base Salary
1—6 months	1 month
7—12 months	5 months
13-24 months	12 months
25-36months	12months

            (ii)  provided that if Executive has relocated his residence from San Antonio, Texas to the greater Oklahoma City, Oklahoma metropolitan area during the first six months of employment and prior to the date of the Notice of Termination, he shall be deemed to have and shall be paid Severance Payments as if he were employed by the Company at least seven (7) months;

            (iii)    the Company shall reimburse Executive pursuant o Section 5(d) for reasonable business expenses incurred, but not paid, prior to such termination of employment; and

            (iv)  Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company

          (c)  Cause. Death or Voluntarily By Executive. If Executive's employment is terminated by the Company for Cause, due to Executive's death or voluntarily by Executive:

            (i)    the Company shall pay Executive (or his legal representative or estate) his Base Salary and his accrued vacation pay (to the extent required by law pr the Company's vacation policy) through the Date of Termination, as soon as practicable following the Date of Termination; period, Executive will not, directly or indirectly, on his own behalf or on behalf of any third party, solicit or attempt to induce any employee of the Company to terminate his or her employment with the Company to be employed by Executive or a third party.

            (ii)  the Company shall reimburse Executive for his legal representative or estate pursuant to Section 5(d) for reasonable business expenses incurred, but not paid, prior to such termination of employment, unless such termination resulted from a misappropriation of Company funds; and

            (iii)    Executive (or his legal representative or estate) shall be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

    Confidential Information. Ownership Documents and Other Items Non-Solicitation of Employees and Business.

          (a)  Confidential Information. During the Employment period and thereafter, Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments and its affiliates, which shall have been obtained by Executive during Executive's employment by the Company and which is not generally available public know edge (other than by acts by Executive in violation of this Agreement). Except as may be required as may be required or appropriate in connection with his carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in, obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties under this Agreement.

          (b)  Removal of Documents: Rights to Products: Other Property. All records, files, drawings, documents, models, equipment, and the like relating to the Company's business and its affiliates, which Executive has control over shall not be removed from the Company's premises without its written consent, unless such removal is in the furtherance of the Company's business or is in connection with Executive's carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Executive's employment under this Agreement, or otherwise promptly after removal if such removal occurs following termination of employment. Executive shall assign to the Company all rights to trade secrets and other products relating to he Company's business developed by him alone or in conjunction with others at any time while employed by he Company. Executive shall also return to the Company all Company-provided vehicles in his possession or control.

          (c)  Protection of Business. During the Employment Period and until the first anniversary of Executive's Date of Termination (regardless of the reason for termination of employment), the Executive will not, directly or indirectly, on his own behalf o behalf of any third party, solicit or attempt to induce any existing customers or accounts of the Company or its affiliates to cease doing business with the Company or its affiliates. During the same time period, Executive will not, directly or indirectly, on his own behalf or on behalf of any third party, solicit or attempt to induce any employee of the Company to terminate his or her employment with the Company to be employed by Executive or a third party.

          (d)  Injunctive Relief. In the event of a breach or threatened breach of this Section 9, Executive agrees that the Company a shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach Executive acknowledging that damages would be inadequate and insufficient.

          (e)  Continuing Operation. Except as specifically provided in this Section 9, the termination of Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 9.

        9.    Arbitration.    The parties agree that Executive's employment and this Agreement relate to interstate commerce, and that any disputes, claims or controversies between Executive and the Company which may arise out of or relate to the Executive's employment relationship or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be accordance with the Rules of he American Arbitration Association or another national arbitration service that is mutually agreeable to the parties. The arbitration shall be undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree on another location. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. The parties agree that the arbitrator(s) may allocate administrative and arbitrator fees, the parties' other costs and expenses of arbitration and the parties' attorneys' fees and require that such items be paid in any manner in which such item would have been awarded by a court of competent jurisdiction. Nothing in this agreement to arbitrate, however, shall preclude the Company from obtaining injunctive relief from a court of competent jurisdiction prohibiting any ongoing breaches by Executive of this Agreement including, without limitation, violations of Section 9.

        10.    Successors Binding Agreement.

          (a)  Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

          (b)  Executive's Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive ether than his rights to payments or benefits under this Agreement, which may be transferred only by will or the laws of descent and distribution. Upon Executive's death, this Agreement and all rights to of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive's beneficiary or beneficial personal or legal representatives, or estate, to the extent any succeeds to person succeeds to Executive's interests under this Agreement. Executive shall be entitle to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable under this Agreement following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer his beneficiary (ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him under this Agreement if he had continued to live, all such amounts unless otherwise provided shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

        11.    Notice.    For e purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

  If to Executive:

  At his last known address
  evidenced on the Company's
  payroll records.

  If to the Company:
  Amerivision Communications, Inc.
  5900 Mosteller, Suite 1800
  Oklahoma City, OK 73112
  Attention: David Clark, Chairman of the Board

or to such other address as any party may have furnished to the others in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

        12.    Taxes and Withholding.    All payments hereunder shall be subject to tax in accordance it the federal Internal Revenue Code, as amended from time to time, and any applicable rules or regulations promulgated thereunder and in accordance with applicable state statutes, rules and regulations. All payments a shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law, rule or regulation.

        13.    Miscellaneous.    No provisions of this Agreement may be amended, modified or waived unless such amendment or modification is agreed to in writing and signed by Executive and by a duly authorize officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties under this agreement shall survive Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement governed by the laws of the State of Oklahoma without regard to its conflicts of law principles.

        14.    Validity.    The invalidity or unenforceablity of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other en provision of this Agreement, which shall remain in full force and effect.

        15.    Entire Agreement.    Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect of such subject matter.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

AMERIVISION COMMUNICATIONS, INC.
By:	/s/ DAVID CLARK Chairman of the Board
/s/ ROBERT D. COOK Robert Cook

QuickLinks

EMPLOYMENT AGREEMENT